Exhibit 99.1

Newtek Business Services, Inc., The Small Business Authority,

Announces Closing of New Term Loan from

Capital One, N.A.

NEW YORK – May 3, 2010 – Newtek Business Services, Inc. (NASDAQ:NEWT), The Small Business Authority, has announced that it closed with Capital One, N.A. a new term loan of $14.5 Million. The new loan refinances Newtek’s SBA lenders, Newtek Small Business Finance’s, $12.5 million debt to General Electric Commercial Capital (GE) as well as replacing an existing $2.0 million term loan to Newtek’s web hosting subsidiary, Newtek Technology Services. Newtek will rely on this financing primarily to support its continued growth in U.S. Small Business Administration lending; the funding has taken place and the loan has closed with the SBA’s recent approval. The previous revolving line provided by GE has been paid off with the proceeds of this new five year loan.

Barry Sloane, CEO and Chairman of Newtek commented that “Newtek is very proud to be working with Capital One in expanding the resources available for us to lend to small businesses throughout the country. We are keenly aware of the need for credit by small businesses and we believe that this facility will keep us very much at the forefront of this important economic recovery effort.”

Mr. Sloane further stated that “Our goal for the origination of new SBA 7(a) loans is $200 Million to $300 Million over the years 2010-2012. But achieving these lending levels will be facilitated by the adoption of changes in the SBA law by Congress, such as those contained in H.R. 3854 and S. 2869, currently pending consideration by a Conference Committee. We believe that Congress and the Administration are on the right track to help small businesses and we encourage them to complete the process as soon as possible.”

Mr. Sloane continued, “We have been very appreciative of the historic working relationship with GE Commercial Finance and Signature Bank in our lending group. They have done a great job servicing our needs. Our growing relationship with Capital One represents an outstanding opportunity to work with a major money center bank that is focused on small business and small business lending in the United States with a particular emphasis on lending within the communities where it has a significant banking presence.”

Operating through its wholly-owned subsidiary, Newtek Small Business Finance, Inc. and its Newtek Business Lending division, Newtek has been active in small business lending since 2003.

About Newtek Business Services, Inc.

Newtek Business Services, Inc, The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek(TM) brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 29.6 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: Ecommerce, Electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers Ecommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

For more information, please visit www.newtekbusinessservices.com.

Note Regarding Forward Looking Statements:

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@newtekbusinessservices.com